Exhibit 10.1

KALEYRA, INC.

PROMISSORY NOTE

$400,000.00	March 6, 2020

1.    PROMISE TO PAY. For value received, Kaleyra, Inc., a Delaware corporation (the “Company”), promises to pay to NORTHLAND SECURITIES, INC. (the “Investor”), at such place as the Investor may from time to time in writing designate to the Company, the principal sum of $400,000.00, together with all accrued but unpaid interest thereon as set forth below.

2.    PAYMENT TERMS; MATURITY. Interest on the unpaid principal balance of this Note will accrue at the rate of 8% per annum, compounded annually. Accrual of interest will commence on May 1, 2020, will continue until this Note is fully paid, and will be payable in a single installment at maturity as set forth below. The interest rate will be computed on the basis of the actual number of days elapsed in a 360-day year. If not sooner converted as provided below, the entire unpaid principal balance, together with all accrued but unpaid interest, will be due and payable in cash on December 31, 2020 (the “Maturity Date”). All payments of interest and principal will be made in lawful money of the United States of America, without any deduction by way of set-off, counterclaim, or otherwise. All payments will be applied first to interest and thereafter to principal. All payments will be made to the Investor at its address, which has been separately provided to the Company.

3.    UNSECURED OBLIGATION. This Note represents an unsecured obligation of the Company.

4.    PREPAYMENT.

(a)    OPTIONAL PREPAYMENT. This Note may be prepaid by the Company in whole or in part at any time without penalty or premium, at the option of the Company. At the time of prepayment, the Company will pay all accrued but unpaid interest on the portion of the principal balance prepaid.

(b)    MANDATORY PREPAYMENT. On the closing (the “Event Date”) of any transaction or series of transactions in which the Company raises any capital through debt or equity financing while this Note is outstanding (a “Financing”) with total proceeds to the Company of at least $15,000,000, the entire outstanding principal and all interest accrued to the Event Date shall be paid to Investor.

(c)    INTEREST RATE ADJUSTMENT. In the event this Note is prepaid in full prior to December 31, 2020, the interest on this Note shall be recalculated at the time of prepayment as if Section 2 of this Note was amended to replace “8%” with “4%”.

5.    COLLECTION FEES. If the principal and interest on this Note is not paid when due, whether or not collection is initiated by any judicial proceeding, or this Note is placed in the hands of an attorney for collection, the Company must pay, in addition to all other amounts owing hereunder, all court costs and reasonable attorney’s fees incurred by the Investor in connection therewith.

6.    EVENTS OF DEFAULT.

(a)    AUTOMATIC EVENT OF DEFAULT. The entire unpaid principal balance, together with accrued and unpaid interest thereon, will become immediately due and payable upon the insolvency of the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the Federal Bankruptcy Act, the appointment of a receiver or trustee to take possession of the property or assets of the Company, or if the Company’s auditors or the Company express a going concern regarding the ability of the Company to pay its obligations as they become due over the following 12 months.

(b)    OPTIONAL EVENT OF DEFAULT. The entire unpaid principal balance, together with accrued and unpaid interest thereon, will become immediately due and payable upon the declaration of the Investor and written notice to the Company upon the Company failing to timely pay any of the principal amount due under this Note on the date the principal becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable, and such failure is not remedied within two days of notice of payment to the Company by the Investor.

7.    AMENDMENTS AND WAIVERS. Any term of this Note may be amended, terminated or waived only with the written consent of the Company and the Investor.

8.    WAIVER OF NOTICE, PROTEST AND DEMAND. The Company hereby waives presentment for payment, notice of nonpayment, protest, notice of protest, and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees to not require the Investor to first initiate any suit or exhaust its remedies against any other person or parties in order to enforce payment of this Note.

9.    TITLES AND SUBTITLES. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

10.    GOVERNING LAW. This Note and any controversy arising out of or relating to this Note shall be governed by and construed in accordance with the internal laws of Minnesota, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Minnesota.

11.    DISPUTE RESOLUTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Minnesota for the purpose of any suit, action or other proceeding arising out of or based upon this Note, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Note except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Minnesota, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court.

12.    RESTRICTION ON TRANSFER OF THE NOTE. This Note may not be assigned by the Company without the written consent of the Investor.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer and to be dated as of the date first written above.

KALEYRA, INC.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	CEO

Signature Page